CVS Health Appoints Shawn Guertin Chief Financial Officer

Woonsocket, R.I., May 18, 2021 – CVS Health (NYSE: CVS) today announced it has appointed Shawn Guertin as Executive Vice President and Chief Financial Officer, effective May 28, 2021.

“Shawn is an extraordinary leader with a proven track record of developing financial strategies to help companies drive transformation,” said CVS Health President and CEO Karen S. Lynch. “His deep and broad health care experience will be invaluable and I’m confident he will play an integral role as we transform CVS Health to become an even bigger part of consumers’ everyday health.”

Guertin spent eight years at Aetna where he was Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer. He was the architect of the company’s finance strategy during a period of rapid growth and transformation. He helped Aetna enter new markets and grow through expansion and acquisitions and was key leader in shaping and affecting the merger with CVS Health in 2018. During his time in the role he was consistently recognized by Institutional Investor magazine as a top CFO.

Guertin succeeds Eva Boratto who is leaving the company after a successful 11-year career.

“Since I joined the company in 2010, CVS Health has undergone a period of significant growth and change,” said Boratto. “I am proud of our team and what we achieved. I am confident in CVS Health’s outlook for growth and long-term value going forward and am committed to helping the company through a seamless transition.”

Lynch added, “Eva served as CFO during a critical time following the Aetna acquisition and did an outstanding job supporting the integration of the two companies, managing our balance sheet, and helping us lead during the pandemic. Eva also drove our supplier diversity efforts, garnering external recognition of our leadership. We appreciate her achievements and dedication, and we wish Eva continued success.”

Guertin will report to Lynch and become a member of the company’s executive team. Guertin will be responsible for all aspects of the company’s financial strategy and operations, including accounting and financial reporting, investor relations, mergers and acquisitions, treasury and capital planning, investments, risk management, tax, budgeting and planning, and procurement.

“This is an exciting time for CVS Health,” said Guertin. “No other company has both the strong business and the customer reach and relationships to transform health care at scale. The pandemic has changed how Americans want to receive care and I’m excited to help CVS Health lead in a rapidly evolving marketplace.”

Most recently, Guertin served on the board of two public companies in health care and technology. He is an active supporter of Memorial Sloan Kettering and other charitable causes. Earlier in his career, Guertin was chief actuary and chief financial officer at Coventry Health Care, a leading health plan acquired by Aetna in 2012. He also served in a number of leadership positions at UnitedHealthcare and The Travelers.

CVS Health is reaffirming its 2021 guidance, which was previously provided on May 4, 2021. This includes its full year 2021 Adjusted EPS guidance range of $7.56 to $7.68 and full year 2021 cash flow from operations guidance range of $12.0 billion to $12.5 billion. CVS Health remains on track to achieve its low 3x leverage ratio goal in 2022.

As previously announced, CVS Health will hold its Investor Day on December 9, 2021.

###

About CVS Health

We are a diversified health services company with more than 300,000 employees united around a common purpose of helping people on their path to better health. In an increasingly connected and digital world, we are meeting people wherever they are and changing health care to meet their needs. Built on a foundation of unmatched community presence, our diversified model makes us an integral part of people’s everyday health. From our innovative new services at HealthHUBTM locations, to transformative programs that help manage chronic conditions, we are making health care more accessible, more affordable and simply better. Learn more about how we’re transforming health at www.cvshealth.com.

Cautionary Statement Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, those related to our financial performance for the full year 2021 and for future periods. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021. You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

This Press Release includes non-GAAP financial measures, including Adjusted EPS and leverage ratio. An explanation of these non-GAAP financial measures as well as reconciliations to the most directly comparable GAAP financial measures can be found on the Investor Relations portion of our website.

Media contact

T.J. Crawford

212-457-0583

CrawfordT2@CVSHealth.com

Investor contact

Katie Durant

401-770-6442

Katherine.Durant@CVSHealth.com